Exhibit 8.1

The table below presents our significant subsidiaries and investees, the places of incorporation and our effective ownership interests therein as of December 31, 2017.

Subsidiary	Accounting Method	Ownership Interest	Place of Incorporation/ Organization
Russian Telephone Company	Consolidated	100.0%	Russia
MTS Ukraine	Consolidated	100.0%	Ukraine
MTS Turkmenistan	Consolidated	100.0%	Turkmenistan
Sibintertelecom	Consolidated	100.0%	Russia
NVision Group	Consolidated	100.0%	Russia
Sitronics Telecom Solutions	Consolidated	100.0%	Russia
Nvision Czech Republic	Consolidated	100.0%	Czech Republic
Sputnikovoe TV	Consolidated	100.0%	Russia
Stream LLC	Consolidated	100.0%	Russia
Dega Retail Holding Limited	Consolidated	100.0%	British Virgin Islands
Stream Digital LLC (1)	Consolidated	100.0%	Russia
MTS Energo	Consolidated	100.0%	Russia
Bashkortostan Cellular Communications (BCC)	Consolidated	100.0%	Russia
Praliss Enterprises Limited	Consolidated	100.0%	Cyprus
Metro-Telecom	Consolidated	95.0%	Russia
MGTS	Consolidated	94.7%	Russia
MTS Armenia	Consolidated	80.0%	Armenia
Navigation Information Systems Group	Consolidated	77.7%	Russia
Oblachny Retail LLC	Consolidated	50.8%	Russia
MTS International Funding (2)	Consolidated	SE	Ireland
MTS Belarus	Equity	49.0%	Belarus
Sistema Capital	Equity	30.0%	Russia
MTS Bank	Equity	26.6%	Russia
Zifrovoe TV	Equity	20.0%	Russia
OZON	Equity	11.2%	Cyprus

(1)                                 A wholly owned subsidiary, through which we repurchase our own shares.

(2)                                 A private limited company organized and existing under the laws of Ireland for the sole purpose of financing a loan to MTS. The company is a structured entity of the Group.

See also Note 2 to our audited consolidated financial statements.